UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report: March 14, 2017

Real Industry, Inc.

Delaware	001-08007	46-3783818
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15301 Ventura Boulevard, Suite 400 Sherman Oaks, California 91403
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (805) 435-1255

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 14, 2017, Real Alloy Holding, Inc. (“RA Holding,” an indirect, wholly owned subsidiary of Real Industry, Inc. (the “Company”)), for itself and as representative of the other borrowers, entered into a Revolving Credit Agreement with Bank of America, N.A. (“Bank of America”), acting as a lender, letter of credit issuer, and swingline lender and as agent for all lenders (“Agent”), and with Bank of America (acting through its Canadian branch) as a lender (the “Revolving Credit Agreement”), which provides for a $110 million senior secured revolving asset-based credit facility (the “ABL Facility”). A portion of the proceeds of the ABL Facility was used to repay the outstanding indebtedness of the Borrowers party to the existing Revolving Credit Agreement, dated as of February 27, 2015, as amended with Wells Fargo Bank, National Association (“Wells Fargo”), the then-current agent and lender (as amended, the “Prior ABL Agreement”), and thus terminate such existing revolving credit facility (the “Existing Facility”).  The remaining availability from the ABL Facility will be used for working capital, capital expenditures and other general corporate purposes of the Borrowers. Bank of America may syndicate the ABL Facility in the future to add additional lenders.

The borrowers under the Revolving Credit Agreement are RA Holding and certain of RA Holding’s direct and indirect wholly owned U.S. subsidiaries (Real Alloy Recycling, Inc. (“RA Recycling”), Real Alloy Specialty Products, Inc., Real Alloy Specification, Inc., and ETS Schaefer, LLC (together with RA Holding, the “U.S. Borrowers”)), and RA Holding’s wholly owned Canadian subsidiary, Real Alloy Canada Ltd. (the “Canadian Borrower” and together with the U.S. Borrowers, the “Borrowers”)). Further, certain obligations of the U.S. Borrowers and Canadian Borrower are guaranteed by RA Holding’s direct parent, RA Intermediate Holding, LLC (“RA Intermediate”), and certain obligations of the Canadian Borrower, upon the completion of the Mexican documentation post-closing of the ABL Facility, will be guaranteed by RA Holding’s indirect, wholly owned subsidiary, Real Alloy Mexico, S. de R.L. de C.V. (“RA Mexico”).

The ABL Facility expires on March 14, 2022, unless earlier terminated in accordance with the Revolving Credit Agreement. However, if the maturity date for RA Holding’s 10% Senior Secured Notes (the “Notes”) is not extended at least 120 days prior to its current January 15, 2019 maturity date, or the redemption date for the Company’s Series B Preferred Stock (the “Preferred Stock”) is not extended at least 181 days prior to its current August 27, 2020 date, the ABL Facility shall expire 90 days prior to such current maturity date for the Notes or Preferred Stock.

The ABL Facility is divided into two sub-facilities, a U.S. sub-facility (the “U.S. Subfacility”), and a Canadian sub-facility (the “Canadian Subfacility”). The ABL Facility includes an $11 million swingline sub-facility, which can be used by the U.S. Borrowers or the Canadian Borrower subject to the U.S. Subfacility and Canadian Subfacility limits. The ABL Facility also includes a $25 million letter of credit sub-facility, of which up to $20 million can be used for letters of credit for the U.S. Borrowers and up to $5 million can be used for letters of credit for the Canadian Borrower. The borrowing base under the U.S. Subfacility will be determined based on eligible accounts receivable and eligible inventory of the U.S. Borrowers, and the borrowing base under the Canadian Subfacility will be determined based on eligible accounts receivable and eligible inventory of the Canadian Borrower and, upon completion of the Mexican documentation, the eligible accounts receivable of RA Mexico. The actual borrowing capacity and availability will fluctuate from time to time based on the value of the Borrowers’ collateral and the current amount drawn on the ABL Facility. In addition, the Credit Agreement also features an increase option under which RA Holding may request to increase the senior secured revolving credit facility, including a request for a separate tranche of loans for RA Holding subsidiaries in Germany, the United Kingdom or other jurisdictions approved by the Agent, in a minimum amount of $10 million up to an aggregate principal amount of up to $75 million, subject to the existing Intercreditor Agreement (as defined below), and provided there is there is not an event of default. The Agent may choose to make up to an additional $11 million of protective revolving loan advances to the Borrowers if the Agent deems such loans advisable to preserve or protect the collateral or to enhance the repayment of the Borrowers’ obligations under the ABL Facility.

US dollar denominated revolving loans under the U.S. Subfacility will bear interest, at the U.S. Borrowers’ option, either (i) at 1, 2, 3 or 6-month interest periods at LIBOR, or (ii) the Base Rate (as defined below), in each case plus a margin based on the amount of the excess availability under the ABL Facility. The “Base Rate” is equal to the greater of (a) the prime rate announced by Bank of America from time to time, (b) the U.S. Federal Funds Rate plus 0.50%, and (c) the 30-day interest period LIBOR. Canadian dollar denominated loans under the Canadian Subfacility will bear interest, at the Canadian Borrowers’ option, either (i) the CDOR rate for a term comparable to the loan, or (ii) floating at the greater of (x) the prime rate announced by Bank of America (Canada) from time to time or (y) the 1-month CDOR plus 1.0% (this clause (ii), “Canadian Index Rate”), plus in each case a margin based on the amount of the excess availability under the ABL Facility. U.S. dollar denominated U.S. or Canadian swingline loans will bear interest in the same way as U.S. Base Rate revolving loans, and Canadian dollar denominated Canadian swingline loans will bear interest in the same way as Canadian Index Rate revolving loans. Events of default will trigger an increase of 2.0% in all interest rates. Interest will be payable monthly in arrears, except for LIBOR or CDOR loans, for which interest will be payable at the end of each relevant interest period. Additionally, at Closing, the U.S. and Canadian Borrowers paid a $275,000 closing fee, as well as reimbursed Bank of America’s costs, including U.S. and international attorneys’ fees.

The Revolving Credit Agreement contains customary negative covenants for transactions of this type, including, but not limited to, restrictions on the ability of the Borrowers and their subsidiaries to incur indebtedness; grant liens; pay dividends or make other restricted payments; make investments, acquisitions, dispositions or fundamental changes; change the nature of their business; and enter into transactions with their affiliates. The negative covenants are subject to certain exceptions as specified in the Revolving Credit Agreement. The Revolving Credit Agreement also includes customary events of default, including, among other things: non-payment; breach of covenant; breach of representation or warranty; cross-default under certain other indebtedness or guarantees, including the Notes; commencement of insolvency proceedings; inability to pay debts; entry of certain material judgments against the Borrowers; invalidity of loan documents; and certain changes of control.

As provided in the U.S. Revolving Guaranty and Security Agreement, dated as of March 14, 2017, by and among RA Holding, each other U.S. borrower and guarantor thereunder from time to time, and Bank of America, as agent (the “Revolving Guaranty and Security Agreement”), and the U.S. Revolving Guaranty and Security Agreement for Canadian Borrower, dated as of March 14, 2017, by and among RA Canada, each other guarantor thereunder from time to time, and Bank of America, as agent (the “Canadian Revolving Guaranty and Security Agreement”), the ABL Facility is secured by a first priority lien on the following assets of the U.S. Borrowers, the Canadian Borrower, and RA Intermediate: accounts receivable, inventory, instruments representing receivables, guarantees and other credit enhancements related to receivables, and bank accounts into which receivables are deposited (to the extent no adverse tax impact would be incurred), among other related assets. The ABL Facility is also secured by a second-priority lien on the assets that secure the Notes.

In connection with the Revolving Credit Agreement, Bank of America and the other parties (excluding Wells Fargo) to the Intercreditor Agreement (as defined below) entered into a notice letter under the Intercreditor Agreement, dated as of February 27, 2015, by and among Wilmington Trust, N.A. (as Notes Collateral Trustee), Wells Fargo (as successor in interest to General Electric Capital Corporation), RA Intermediate and RA Holding relating to the Notes and Prior ABL Agreement (the “Intercreditor Agreement”), notifying the Notes Collateral Trustee of the refinancing of the Prior ABL Agreement and of Bank of America’s replacement of Wells Fargo as the North America ABL Agent for purposes of the Intercreditor Agreement.

The Company and certain of the Borrowers have, or have had, various commercial relationships with the lenders under the Revolving Credit Agreement. Certain of the lenders and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory or commercial dealings with the Company, the Borrowers and their affiliates. These lenders or their affiliates have received and may in the future receive, customary fees and expenses for those services.

The foregoing summaries of the Revolving Credit Agreement, Revolving Guaranty and Security Agreement, Canadian Revolving Guaranty and Security Agreement do not purport to be complete and are qualified in their entirety by reference to the text thereof, which will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the first quarter of 2017.

Item 1.02	Termination of a Material Definitive Agreement

The information set forth in Item 1.01 above is incorporated by reference in response to this Item 1.02.

On March 14, 2017, upon execution of the Revolving Credit Agreement with Bank of America, RA Recycling, as borrower representative for the Borrowers party thereto, paid off all outstanding amounts under, and terminated, the Prior ABL Agreement with Wells Fargo. The Prior ABL Agreement provided for a revolving credit facility of up to $110 million in borrowings and included sublimits for the issuance of U.S. and Canadian letters of credit and swingline loans. The Prior Revolving Credit Agreement would have matured on February 27, 2019.

In connection with the termination of the Prior ABL Agreement, RA Recycling terminated the existing U.S. Revolving Guaranty and Security Agreement, dated as of February 27, 2015, by and among RA Recycling, each other U.S. borrower and guarantor thereunder from time to time, and Wells Fargo (as successor to GE Capital), as agent, and the Canadian Revolving Guaranty and Security Agreement, dated as of February 27, 2015, by and among the Canadian Borrower, each other guarantor thereunder from time to time, and Wells Fargo (as successor to GE Capital), as agent.

In addition, on March 14, 2017, RA Recycling paid off all outstanding amounts under, and terminated, a term loan agreement (“Term Loan Agreement”) and security agreement between RA Recycling and Wells Fargo Bank, N.A., dated as of November 1, 2016, which was entered into in connection with RA Recycling’s acquisition of certain assets of Beck Aluminum Alloys.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is incorporated by reference in response to this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REAL INDUSTRY, INC.

Date: March 20, 2017	By:	/s/ Kelly G. Howard
	Name:	Kelly G. Howard
	Title:	Executive Vice President and General Counsel